Exhibit 99.1

IDT Revises Revenue Outlook for the Second Fiscal Quarter Of 2005

    SANTA CLARA, Calif.--(BUSINESS WIRE)--Sept. 2, 2004--IDT(TM) (Integrated Device Technology, Inc.) (Nasdaq:IDTI), a leading communications IC company, today announced that it has reduced its revenue outlook for the second quarter of fiscal 2005 ending September 26, 2004.
    Based on recent and anticipated order rates from customers, IDT now expects revenue to be down 1 to 5 percent from the immediately preceding quarter's revenues of $101.3 million. Previously, the Company had estimated revenues for the quarter to be flat to up 6 percent sequentially. This revised range represents revenue growth of approximately 20-25% compared with the second fiscal quarter one year ago.
    The lower revenue forecast is a result of a combination of factors, including continued softness in bookings throughout the summer months, some customers working through their inventories prior to placing orders, and a slowdown in next-generation (3G) wireless infrastructure deployment.

    Webcast and Conference Call Information

    Investors can listen to a live or replay Webcast of the Company's mid-quarter financial conference call at www.IDT.com. The live Webcast begins at 1:30 p.m. PDT on September 2, 2004. The Webcast replay will be available after 4 p.m. PDT on September 2 through September 16, 2004. A taped telephone replay of the conference call will be available at (800) 475-6701 (access code is 744969) beginning at 5 p.m. PDT on September 2 and will be accessible until 9 p.m. PDT on September 9, 2004.

    Investor Information

    IDT stock is traded on the Nasdaq Stock Market(R) under the symbol "IDTI." The company is included in the S&P 1000, which is a combination of the S&P MidCap 400 and S&P SmallCap 600 Indices, and is also part of the S&P SuperComposite 1500, which combines the S&P 500, MidCap 400, and SmallCap 600. Additional information about IDT is accessible at www.IDT.com.

    About IDT

    IDT is a global leader in preemptive semiconductor solutions that accelerate packet processing for advanced network services. IDT serves communications equipment vendors by applying its advanced hardware and software technologies to create flexible, highly integrated solutions that enhance the functionality and processing of network equipment. IDT accelerates intelligent packet processing with products such as switching solutions, network search engines (NSEs), programmable content inspection engines (CIEs), flow-control management (FCM) ICs and its family of Interprise(TM) integrated communications processors. The portfolio also comprises products optimized for communications applications, including telecom products, FIFOs, multi-ports, and timing solutions. In addition, the product mix includes high-performance digital logic and high-speed SRAMs to meet the requirements of leading communications companies.
    Headquartered in Santa Clara, Calif., the company employs approximately 3,100 people worldwide and has a wafer manufacturing facility in Oregon, and test and assembly facilities in the Philippines and Malaysia.

    Forward-looking statements in this release involve a number of risks and uncertainties including, but not limited to, global business and economic conditions, product demand, manufacturing capacity and costs, competition, pricing, patent and other intellectual property rights of third parties, timely development and supply of new products and manufacturing processes, successful integration of acquired businesses and technology, availability of capital, cash flow and other risk factors detailed in the Company's Securities and Exchange Commission filings. Actual results may differ materially from the Company's projections.

    IDT, Interprise and the IDT logo are trademarks of Integrated
Device Technology, Inc. All other brands, product names and marks are or may be trademarks or registered trademarks used to identify products or services of their respective owners.

    CONTACT: IDT
             Dawn Morse, 408-654-6515 (Investor Relations) ir@idt.com
             Ford Kanzler, 408-492-8210 (Corporate Communications) ford.kanzler@idt.com
              or
             Porter Novelli
             Brad Langley, 408-369-1500
             brad.langley@porternovelli.com